Filed Pursuant to Rule 424(b)(2)
Registration No. 333-298373

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 17, 2026)

$500,000,000

TRACTOR SUPPLY COMPANY

5.200% Notes due 2032

This is an offering by Tractor Supply Company of $500,000,000 aggregate principal amount of 5.200% Notes due 2032 (the “notes”).

The notes will bear interest at the rate of 5.200% per year and will mature on January 30, 2032. Interest on the notes will be payable semi-annually in arrears on January 30 and July 30 of each year, beginning on January 30, 2027.

We may redeem some or all of the notes at any time and from time to time at the redemption prices discussed under the caption “Description of Notes—Optional Redemption.” In the event of a Change of Control Triggering Event, as defined in this prospectus supplement, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase for cash all or any part of a holder’s notes at a purchase price equal to 101% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The notes will be unsecured and unsubordinated obligations of Tractor Supply Company and will rank equally with all of its other unsubordinated indebtedness. The notes will not be entitled to the benefit of any sinking fund. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

	Per Note	Total Notes
Public Offering Price(i)	99.985%	$499,925,000
Underwriting Discount	0.600%	$3,000,000
Proceeds to Tractor Supply Company (before expenses)(i)	99.385%	$496,925,000

(i)	Plus accrued interest, if any, from August 25, 2026, to the date of delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank SA/NV, on or about August 25, 2026, against payment in immediately available funds. See “Underwriting (Conflicts of Interest).”

Joint Book-Running Managers

Wells Fargo Securities	BofA Securities

Fifth Third Securities	Regions Securities LLC	Truist Securities	US Bancorp

Co-Managers

KeyBanc Capital Markets	PNC Capital Markets LLC	Pinnacle

August 19, 2026

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the notes. If the description of this offering of the notes in the accompanying prospectus is different from the description in this prospectus supplement, you should rely on the information contained in this prospectus supplement. The accompanying prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

This prospectus supplement and the accompanying prospectus do not contain all of the information that is important to your investment decision. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus provided in connection with this offering before deciding whether to invest in the notes offered by this prospectus supplement. For additional information regarding the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, please refer to the section entitled “Information Incorporated by Reference” herein.

This prospectus supplement and the accompanying prospectus are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with the offering of the notes may be restricted by law in certain jurisdictions. If you possess this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have authorized for use in connection with this offering, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

We have not, and the underwriters have not, authorized anyone to provide you with any additional information or any information that is different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, and any free writing prospectus provided in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, the information others may give you. We are not, and the underwriters are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, or any document incorporated by reference is accurate as of any date other than the dates of the respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal, or tax advice. You should consult your own counsel, accountants, and other advisers for legal, tax, business, financial, and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to the “Company,” “Tractor Supply,” “we,” “us,” and “our” refer to Tractor Supply Company and its consolidated subsidiaries.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). All statements, other than statements of historical facts, which address activities, events, or developments that we expect or anticipate will or may occur in the future, including such things as sales and earnings growth, new store growth, store closures, estimated results of operations in future periods (including, but not limited to, net sales, comparable store sales, operating margins or operating margin rates, adjusted operating margin rates, net income, adjusted net income, earnings per diluted share and adjusted earnings per diluted share), the declaration and payment of dividends, the timing and amount of share repurchases, future capital expenditures (including their timing, amount, and nature) and sale-leasebacks, acquisitions, business strategy, strategic initiatives, expansion and growth of our business operations, and other such matters are forward-looking statements. Forward-looking statements are usually identified by or are associated with such words as “will,” “plan,” “intend,” “would,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. These forward-looking statements may be affected by certain risks and uncertainties, any one, or a combination of which, could materially affect the results of our operations. To take advantage of the safe harbor provided by the PSLRA, we have identified certain factors in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 27, 2025 (the “2025 Form 10-K”), which may cause actual results to differ materially from those expressed in any forward-looking statements.

We discuss in greater detail risk factors relating to our business in the “Risk Factors” section contained in Item 1A of our 2025 Form 10-K. Forward-looking statements made by or on behalf of the Company are based on our knowledge of our business and the environment in which we operate, but because of the factors discussed in our 2025 Form 10-K or other factors, our actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements we make in this prospectus supplement or the prospectus or any of the documents incorporated by reference herein and therein are qualified by these cautionary statements. There can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. See “Where You Can Find More Information.”

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

Before purchasing any notes, you should read the following summary together with the entire prospectus supplement and accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors” in this prospectus supplement and in our 2025 Form 10-K, which is incorporated by reference herein, and in the other documents incorporated by reference herein before making an investment decision.

About Tractor Supply Company

We are the largest rural lifestyle retailer in the United States. We are focused on supplying the needs of recreational farmers, ranchers, and all those who enjoy living the rural lifestyle (which we refer to as the “Out Here” lifestyle). We operate retail stores under the names Tractor Supply Company and Petsense by Tractor Supply. Our stores are located primarily in towns outlying major metropolitan markets and in rural communities. We also offer an expanded assortment of products through the Tractor Supply mobile application and online at TractorSupply.com, Petsense.com, Allivet.com and VIPPetcare.com. These references to our Internet addresses are for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet addresses into this prospectus supplement.

Corporate Information

Tractor Supply Company was first incorporated in 1938 and reincorporated in 1982 in the state of Delaware. Our principal executive offices are located at 5401 Virginia Way, Brentwood, Tennessee 37027. Our telephone number is (615) 440-4000. Our website is www.TractorSupply.com. The information posted on our website (except for the SEC filings expressly incorporated by reference herein) is not incorporated into this prospectus supplement or the accompanying prospectus and is not part of this prospectus supplement or the accompanying prospectus, and any such information should not be relied upon in connection with an investment decision to purchase the notes offered hereby. We completed our initial public offering in May 1994, and our common stock is listed on the Nasdaq Global Select Market under the symbol “TSCO.”

The Offering

Issuer	Tractor Supply Company.

Securities Offered	$500 million aggregate principal amount of 5.200% notes due January 30, 2032.

Maturity Date	The notes will mature on January 30, 2032.

Interest Rate	The notes will bear interest at a rate of 5.200% per annum.

Interest Payment Dates	The notes will bear interest from, and including, the date of issuance, payable semi-annually in arrears on each January 30 and July 30, commencing January 30, 2027.

Ranking	The notes will be unsecured obligations and will rank equally with our existing and future unsecured senior indebtedness. The notes will be effectively subordinated to our future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries. See “Description of Notes—General” in this prospectus supplement and “Description of Debt Securities—General” in the accompanying prospectus.

Optional Redemption	Prior to December 30, 2031 (one month prior to the maturity date of the notes) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to five decimal places) equal to the greater of:

(i)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and

(ii)	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date. See “Description of Notes — Optional Redemption.”

Certain Covenants	We will issue the notes under an indenture we have entered into with Regions Bank as trustee and a supplemental indenture thereto. We refer to the indenture and the supplemental indenture thereto throughout this prospectus supplement as the “indenture.” The indenture will, among other things, limit our ability to:

•	engage in certain sale and leaseback transactions with respect to certain properties;

•	incur certain liens securing debt; and

•

consolidate with or merge into other companies or sell our properties and assets substantially as an entirety unless the successor entity expressly assumes our obligations under the indenture and after giving effect to the transaction no event of default has occurred and is continuing.

See “Description of Notes—Certain Covenants.”

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If a Change of Control Triggering Event (as defined in “Description of Notes—Change of Control Offer to Purchase”) occurs, we will be required to offer to repurchase all or any part of the notes at a repurchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest, if any, on such notes to, but excluding, the repurchase date (unless we have exercised our right to redeem all of the notes pursuant to the optional redemption provision). See “Description of Notes—Change of Control Offer to Purchase.”

Use of Proceeds	We intend to use the net proceeds of the offering of the notes to repay borrowings under our Senior Credit Facility (as defined in “Use of Proceeds”) and for general corporate purposes. See “Use of Proceeds.”

Further Issuances	We may from time to time, without the consent of or notice to the holders of the notes offered hereby, create and issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the amount and date of the first interest payment) as, and ranking equally and ratably in all respects with the notes offered hereby. Any additional debt securities having such similar terms, together with the notes offered hereby, will constitute a single series under the indenture governing the notes; provided that such additional debt securities will be issued under a separate CUSIP number if they are not fungible with the notes offered hereby for U.S. federal income tax purposes.

Denominations and Form

We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking S.A. (“Clearstream”) and

Euroclear Bank SA/NV (“Euroclear”), will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or for quotation of such notes on any automated dealer quotation system.

Trustee	Regions Bank

Governing Law	The indenture provides, and the notes will provide, that they will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	An investment in the notes involves risks. In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk Factors” beginning on page S-5 of this prospectus supplement and under “Risk Factors” in our 2025 Form 10-K.

Conflicts of Interest	Affiliates of some of the underwriters will receive at least 5% of the net proceeds of this offering in connection with the repayment of borrowings under our Senior Credit Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority Inc. (“FINRA”). Because the notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

RISK FACTORS

Investing in the notes involves a high degree of risk. You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our 2025 Form 10-K, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement and the accompanying prospectus, and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in the notes. If any of the following events actually occurs, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of the notes to decline and you may lose all or part of your investment.

The indenture will not restrict the amount of additional indebtedness that we or our subsidiaries may incur. The covenants in the indenture afford you only limited protection.

The limited covenants in the notes and the indenture governing the notes may not provide protection against some events or developments that may affect our ability to repay the notes. The notes and the indenture under which the notes will be issued do not restrict the amount of indebtedness that we or any of our subsidiaries may incur, subject to limitations on debt secured by liens on certain of our properties or on shares of stock of any subsidiaries, see “Description of Notes—Certain Covenants—Restrictions on Liens.” As of June 27, 2026, we had approximately $635.9 million in available borrowing capacity under our Revolving Credit Facility (as defined in “Use of Proceeds”). Our and our subsidiaries’ incurrence of additional indebtedness may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of the notes and a risk that any credit rating of the notes is lowered or withdrawn. In addition, we and our subsidiaries are not restricted under the indenture governing the notes from paying dividends or issuing or repurchasing our securities, or securities of any of our subsidiaries.

There are no financial covenants in the indenture governing the notes. Except for the covenants described in this prospectus supplement under “Description of Notes—Certain Covenants—Restrictions on Liens” or “Description of Notes—Certain Covenants—Restrictions on Sales and Leasebacks,” “Description of Notes—Certain Covenants—Consolidation, Merger, Dissolution, etc.” and “Description of Notes—Change of Control Offer to Purchase,” there are no covenants or any other provisions in the indenture that afford you protection in the event of a highly leveraged transaction, including one that results in a change of control of the Company. In addition, the definition of the term “Change of Control Triggering Event” (as defined in “Description of Notes—Change of Control Offer to Purchase”), does not cover a variety of transactions (such as acquisitions by us) that could negatively affect the value of the notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to maturity.

Further, holders of the notes should have a reasonable expectation that, subject to certain exceptions described in the indenture, the indenture or the notes may be amended, supplemented or waived from time to time in accordance with the terms of the indenture and that such amendments, supplements or waivers, while being approved by holders of at least a majority in principal amount of then-outstanding notes of all series of notes that are affected by such amendments, supplements or waivers, will be binding on all holders of each applicable series of notes. See “Description of Notes—Modification and Waiver of the Indenture.” For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities and any preferred equity of our subsidiaries, which means that creditors and preferred equity holders of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets and that your right to receive payments on the notes could be adversely affected if any of our subsidiaries declare bankruptcy, liquidate or reorganize.

The notes are exclusively obligations of Tractor Supply Company. Because substantially all of our operations are currently conducted through our subsidiaries, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available for such payments, whether by dividends, loans or otherwise. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

The notes will be effectively subordinated to all indebtedness and other liabilities, including trade credit, and preferred equity of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the liquidation or reorganization of a subsidiary (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors) and preferred equity holders of that subsidiary, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to any of the indebtedness held by us.

As of June 27, 2026, our subsidiaries had no outstanding indebtedness (excluding trade credit).

The cross-acceleration event of default applicable to our outstanding senior notes is more restrictive than the cross-acceleration event of default applicable to the notes offered hereby.

The terms of our outstanding 1.75% Senior Notes due 2030 (of which $650.0 million aggregate principal amount are outstanding), 3.70% Senior Notes due 2029 (of which $150.0 million aggregate principal amount are outstanding) and 5.25% Senior Notes due 2033 (of which $750.0 million aggregate principal amount are outstanding) (collectively, the “Outstanding Notes”) provide that a default in the payment of principal when due or resulting in acceleration of other indebtedness of ours for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25.0 million is an event of default which could permit the trustee for such notes or certain of the holders thereof to require the immediate repayment of such notes in full. The notes offered hereby have a similar cross-acceleration event of default provision except that the amount of the indebtedness triggering such event of default is set at $150.0 million, which is the same as in our Senior Credit Facility. If we were to default on indebtedness for borrowed money in an amount above $25.0 million but less than $150.0 million the trustee for the Outstanding Notes or certain of the holders thereof could accelerate the Outstanding Notes but the trustee for the notes offered hereby and certain of the holders thereof would not have similar rights.

Our level of indebtedness, a downgrade in our credit ratings or a deterioration in global credit markets could limit our cash flow available for operations and could adversely affect our ability to service our debt or obtain additional financing.

As of June 27, 2026, after giving effect to this offering (assuming the repayment of borrowings under our existing Senior Credit Facility with the proceeds from this offering), our total outstanding consolidated debt was approximately $2.175 billion (including indebtedness of our subsidiaries but excluding unused commitments). Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our debt obligations. For example, our level of indebtedness could, among other things:

•	affect our liquidity by limiting our ability to obtain additional financing for working capital;

•	limit our ability to obtain financing for capital expenditures and acquisitions or make any available financing more costly;

•

require us to dedicate all or a substantial portion of our cash flow to service our debt, which would reduce funds available for other business purposes, such as capital expenditures, dividends or acquisitions;

•	limit our flexibility in planning for or reacting to changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors who may have less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	make it more difficult for us to satisfy our financial obligations.

The indenture governing the notes and the indentures governing our Outstanding Notes each contain restrictive covenants. In addition, the credit agreement governing our Senior Credit Facility and the note purchase and private shelf agreement governing our 3.70% senior unsecured notes due August 14, 2029 each contain financial, operative and other restrictive covenants. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. A rating organization may lower our rating, or change our ratings’ outlook, or decide not to rate our securities, temporarily or permanently, in its sole discretion. Any downgrade or withdrawal of a rating by a rating agency that rates the notes could have an adverse effect on the trading prices or liquidity of the notes. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating. The reduction, suspension or withdrawal of the ratings of the notes will not, in and of itself, constitute an event of default under the indenture.

Conditions and events in the global credit market could have a material adverse effect on our access to short and long-term borrowings to finance our operations and the terms and cost of that debt. It is possible that one or more of the banks that provide us with financing under our unsecured Revolving Credit Facility may fail to honor the terms of our Senior Credit Facility or be financially unable to provide the unused credit as a result of significant deterioration in such bank’s financial condition. An inability to obtain sufficient financing at cost-effective rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The notes will be unsecured and rank behind any secured creditors to the extent of the value of the collateral securing their claims.

The notes will be senior unsecured indebtedness of Tractor Supply. As of June 27, 2026, we had no secured indebtedness. To the extent that we incur secured indebtedness in the future, holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claims to our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes. In that event, because the notes will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, except to the extent we have exercised our right to redeem the notes, we will be required to offer to each holder of the notes to repurchase all or any part of that holder’s notes at a repurchase price in cash equal to 101% of the principal amount of such notes repurchased plus any accrued and unpaid interest on such notes repurchased to, but not including, the repurchase date.

It is possible that we will not have sufficient funds at the time of any Change of Control Triggering Event to make the required repurchase of the notes. In order to obtain sufficient funds to pay the repurchase price of the outstanding notes, we may need to refinance such notes. We cannot assure you that we would be able to refinance the notes on reasonable terms, or at all. Our failure to offer to repurchase all outstanding notes or to repurchase all validly tendered notes would be an event of default under the indenture for the notes. Such an event of default may cause the acceleration of our other debt. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash. Our future debt also may contain restrictions on repurchase requirements with respect to specified events or transactions that constitute a change of control under the indenture.

An active trading market for the notes may not develop or continue.

The notes are a new issue of securities with no established trading market. We do not intend to apply for a listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the notes. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell the notes or the price at which you will be able to sell the notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

The market prices of the notes may be volatile.

The market prices of the notes will depend on many factors that may vary over time, some of which are beyond our control, including:

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	market interest rates;

•	the market for similar securities;

•	competition;

•	the size and liquidity of the markets for the notes; and

•	general economic conditions.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

Dividends and repurchases of shares of our common stock will reduce funds available for repayment of the notes.

We have historically paid quarterly dividends and intend to continue to do so subject to capital availability and periodic determinations by our board of directors. The total authorized amount of the share repurchase program, which has been increased from time to time, is currently $7.50 billion, exclusive of any fees, commissions or other expenses related to such repurchases. As of June 27, 2026, the Company had remaining authorization under the share repurchase program of $873.4 million, exclusive of any fees, commissions, or other expenses. Any stock repurchases may be significant, and the indenture governing the notes does not limit our ability to conduct future repurchases in any way. Similarly, the indenture governing the notes does not limit our ability to pay dividends. Any future dividends or repurchases by us would reduce cash and stockholders’ equity that is available to repay the notes.

Redemption may adversely affect your return on the notes.

The notes will be redeemable at our option, as described under “Description of Notes—Optional Redemption” in this prospectus supplement, and we may choose to redeem the notes at times when prevailing interest rates are relatively low. Although the notes contain make-whole provisions during certain periods designed to compensate you for the lost value of your notes if we redeem your notes prior to maturity, the make-whole provisions are only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of notes.

USE OF PROCEEDS

The net proceeds from the sale of the notes are estimated to be approximately $495.5 million, after deducting the underwriting discount and the estimated offering expenses payable by us.

The net proceeds from the sale of the notes will be used to repay borrowings under our Senior Credit Facility and for general corporate purposes. The net proceeds may be temporarily invested by us in interest-bearing securities prior to use.

As of June 27, 2026, we had $620.0 million principal amount outstanding under the revolving credit facility (the “Revolving Credit Facility”) portion of our credit agreement (the “Senior Credit Facility”), which matures on May 19, 2031. Borrowings under the Revolving Credit Facility bear interest at either the bank’s base rate (6.750% at June 27, 2026) plus an additional margin ranging from 0.000% to 0.250% (0.000% at June 27, 2026) or at the adjusted Secured Overnight Financing Rate (3.644% at June 27, 2026) plus an additional amount ranging from 0.750% to 1.250% (1.000% at June 27, 2026), adjusted based on our public credit ratings. We are also required to pay, quarterly in arrears, a commitment fee related to unused capacity on the Revolving Credit Facility ranging from 0.075% to 0.150% per annum (0.090% at June 27, 2026), adjusted based on our public credit ratings.

Affiliates of some of the underwriters will receive at least 5% of the net proceeds of this offering in connection with the repayment of borrowings under our Senior Credit Facility. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Because the notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of June 27, 2026 (i) on an actual basis and (ii) as adjusted to give effect to the offering of the notes and the application of the net proceeds thereof to repay borrowings under our Revolving Credit Facility.

The table below should be read in conjunction with the “Use of Proceeds” section of this prospectus supplement and our historical consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	June 27, 2026
	Actual	As Adjusted
	(unaudited)
	($ in millions)
Cash and Cash Equivalents	$231.6	$231.6

Debt:
1.75% Senior Notes	$650.0	$650.0
3.70% Senior Notes	150.0	150.0
5.25% Senior Notes	750.0	750.0
Senior Credit Facility:
Revolving Credit Facility	620.0	124.5
Notes Offered Hereby	—	500.0

Principal amount of long-term debt	2,170.0	2,174.5
Less: Unamortized discount and debt issuance costs	(16.2)	(20.7)

Total Debt	2,153.8	2,153.8

Stockholders’ Equity:
Total Stockholders’ Equity	2,631.6	2,631.6

Total Capitalization	$4,785.4	$4,785.4

DESCRIPTION OF NOTES

The following description of the particular terms of the notes (referred to in the accompanying prospectus as “debt securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which description reference is hereby made.

In this description, all references to “the Company,” “we,” “us” and “our” refer only to Tractor Supply Company and not to any of its subsidiaries.

General

The notes will be issued under an indenture, dated as of October 30, 2020, between us and Regions Bank, as trustee (the “Base Indenture”), as supplemented by a supplemental indenture, to be dated as of August 25, 2026, between us and the trustee (the “Third Supplemental Indenture;” together with the Base Indenture, the “Indenture”). You may request a copy of the Indenture from the trustee.

The following statements relating to the notes and the Indenture are summaries of certain provisions thereof and are subject to the detailed provisions of the Indenture, to which reference is hereby made for a complete statement of such provisions. Certain provisions of the Indenture are summarized in the accompanying prospectus. We encourage you to read the summaries of the notes and the Indenture in both this prospectus supplement and the accompanying prospectus, as well as the form of notes and the Indenture.

The notes will not be secured by any of our assets or those of our subsidiaries and will rank equally with all of our existing and future unsecured senior indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries that are not guarantors of the notes. As of June 27, 2026, we had no secured indebtedness outstanding and $2,170.0 million of senior unsecured indebtedness outstanding. In addition, at that date we had $635.9 million of borrowing capacity under our Revolving Credit Facility.

We will issue the notes in fully registered book-entry form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the notes on any securities exchange or for quotation of such notes on any automated dealer quotation system.

The indenture does not limit the amount of debt that we may issue thereunder and provides that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes offered hereby, issue debt securities with the same terms as the notes offered hereby (except for the issue date and, in some cases, the public offering price and the amount and date of the first interest payment) and ranking equally and ratably with the notes offered hereby. Any additional debt securities having such similar terms, together with the notes offered hereby, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions; provided that such additional debt securities will be issued under a separate CUSIP number if they are not fungible with the notes offered hereby for U.S. federal income tax purposes. No such additional debt securities may be issued if an “event of default” (as defined below) has occurred and is continuing with respect to the notes.

The notes will mature on January 30, 2032. The notes will bear interest at 5.200% per annum. The notes will bear interest from, and including, the date of issuance, payable semi-annually in arrears on each January 30 and July 30, commencing January 30, 2027, to the persons in whose names the notes are registered at the close of business on the January 15 or July 15 immediately preceding the interest payment date (whether or not a business day).

Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. If any interest payment date on the notes falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on that payment will accrue for the period from and after the interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. Payments of principal and interest to owners of book-entry interests (as described below) are expected to be made in accordance with the procedures of DTC and its participants in effect from time to time.

Optional Redemption

Prior to December 30, 2031 (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to five decimal places) equal to the greater of:

(i)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and

(ii)	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the notes to be redeemed to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the U.S. Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no U.S. Treasury security maturing on the Par Call Date but there are two or more U.S. Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the U.S. Treasury security with a maturity date preceding the Par Call Date. If there are two or more U.S. Treasury securities maturing on the Par Call Date or two or more U.S. Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more U.S. Treasury securities the U.S. Treasury security that is trading closest to par based upon the average of the bid and asked prices for such U.S. Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable U.S. Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such U.S. Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall have no duty to verify such determinations.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Any notice of redemption shall include a brief summary of the manner of calculation of the redemption price but need not include the redemption price itself; provided however, that a supplemental notice will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least two business days prior to the redemption date including the redemption price. Any redemption notice may, at our discretion, be subject to one or more conditions precedent and, at our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion) or the redemption date may not occur at all and such notice may be rescinded if all such conditions shall not have been satisfied (or waived by us in our sole discretion).

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control Offer to Purchase

If a Change of Control Triggering Event (as defined below) occurs, holders of notes may require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such notes to, but excluding, the purchase date (unless a notice of redemption has been mailed within 30 days after such Change of Control Triggering Event stating that all of the notes will be redeemed as described in “Description of Notes—Optional Redemption”). We will be required to mail to holders of the notes (with a copy to the trustee) a notice describing the transaction or transactions constituting the Change of Control Triggering Event and offering to repurchase the notes. The notice must be mailed within 30 days after any Change of Control Triggering Event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is mailed.

On the date specified for repurchase of the notes, we will, to the extent lawful:

•	accept for purchase all properly tendered notes or portions of notes;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes; and

•	deliver to the trustee the repurchased notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that these requirements conflict with the provisions requiring the repurchase of the notes, we will comply with such requirements instead of the repurchase provisions and will not be considered to have breached our obligations with respect to repurchasing the notes. Additionally, if an event of default exists under the Indenture (which is unrelated to the repurchase provisions of the notes), including events of default arising with respect to other issues of debt securities, we will not be required to repurchase the notes notwithstanding these repurchase provisions.

We will not be required to comply with the obligations relating to repurchasing the notes if a third party instead satisfies them.

For purposes of the repurchase provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50.0% of our Voting Stock (as defined below) or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than the number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Indenture) (other than us or one of our subsidiaries); (c) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our Voting Stock (or any other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock (or any other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed) outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (d) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (a) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event (as defined below).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies (as defined below) selected by us.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Rating Agencies” means (a) each of Moody’s and S&P and (b) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (within the meaning of Section 3(a)(62) under the Exchange Act) selected by us as a replacement Rating Agency for a former Rating Agency.

“Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event). The trustee shall have no duty to monitor the ratings on the notes.

“S&P” means S&P Global Ratings, a business unit of S&P Global Inc., or its successor.

“Voting Stock” means, with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

We have defined several capitalized terms used in this section in the subsection below entitled “Definitions of Key Terms in the Indenture.” Capitalized terms not defined there are defined in the Indenture.

Restrictions on Sales and Leasebacks

The Indenture will provide that we will not, and we will not permit any subsidiary to, enter into any transaction involving the sale and subsequent leasing back by the Company or any of its subsidiaries of any Principal Property, unless, after giving effect to the Sale and Leaseback Transaction, we or such subsidiary would be entitled, at the effective date of such Sale and Leaseback Transaction, to incur debt secured by a Lien on such Principal Property in an amount at least equal to the Attributable Debt in respect of such Sale and Leaseback Transaction, without equally and ratably securing the notes pursuant to the covenant described under “Description of Notes—Certain Covenants—Restrictions on Liens.” This restriction will not apply to Attributable Debt with respect to any Sale and Leaseback Transaction, and such obligations will be excluded in computing Attributable Debt for the purpose of this covenant, if:

•	the lease in the transaction is for a period (including renewal rights) not exceeding three years;

•

the Company or a subsidiary, within 180 days after the sale or transfer, applies an amount not less than the greater of the net proceeds of the sale of the Principal Property leased under the arrangement or the fair market value of the Principal Property leased at the time of entering into the arrangement (as determined by the board of directors) to, subject to certain restrictions, the retirement of our Funded Debt ranking on a parity with or senior to the notes or the retirement of Funded Debt of a subsidiary;

•	the transaction is entered into before, at the time of, or within 30 months after the later of the acquisition of the Principal Property or the completion of its construction;

•

the lease in the transaction secures or relates to obligations issued by a state, territory or possession of the United States, or any political subdivision thereof, or the District of Columbia, to finance the acquisition of or construction on property, and on which the interest is not, in the opinion of counsel, includable in the gross income of the holder; or

•	the transaction is entered into between the Company and a subsidiary or between subsidiaries.

Restrictions on Liens

The Indenture will provide that we will not, and will not permit any of our subsidiaries to, contract, create, incur, assume or permit to exist any Lien on (i) any Principal Property or (ii) the capital stock of any subsidiary, to secure any indebtedness for borrowed money of us, any subsidiary or any other person without securing the notes equally and ratably with such indebtedness for so long as such indebtedness shall be so secured, except for Permitted Liens.

Consolidation, Merger, Dissolution, etc.

Without the consent of the holders of any of the outstanding notes, we may consolidate with or merge into, or convey, transfer or lease our properties and assets, substantially as an entirety to, any corporation, partnership or trust organized under the laws of the United States of America, any State thereof or the District of Columbia (provided that if such person is not a corporation, a co-obligor of the notes is a corporation organized under any such laws), as long as:

•	the successor assumes the obligations of the Company on the notes and under the Indenture;

•	after giving effect to the transaction, no event of default, and no event that, after notice, lapse of time or both, would become an event of default, has occurred and is continuing; and

•	other conditions described in the Indenture are met.

Accordingly, the holders of notes may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the notes would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Definitions of Key Terms in the Indenture

The Indenture will define the following terms used in this subsection as follows:

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value, discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by us), of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at our option, be extended).

“Consolidated Net Tangible Assets” means the aggregate amount of our assets (less applicable reserves and other properly deductible items) and our consolidated subsidiaries’ assets after deducting therefrom (i) all current liabilities (excluding any debt for money borrowed having a maturity of less than twelve months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond twelve months from such date at the option of the borrower) and (ii) all goodwill, trade names, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis with the most recent annual or quarterly financial statements of the Company.

“Hedging Agreements” means any interest rate protection agreement or foreign currency exchange agreement.

“Lien” means, with respect to any property, shares of stock or evidences of indebtedness, any mortgage or deed of trust, pledge, hypothecation, security interest, lien, encumbrance or other security arrangement of any kind or nature on or with respect to such property, shares of stock or evidences of indebtedness.

“Permitted Government Revenue Bond Indebtedness” means a revenue bond or bonds issued by a state or local governmental authority, the proceeds of which are used to finance or refinance the acquisition, construction, equipping or improvement of facilities or property used by the Company or any subsidiary, and any lease obligation (including deferred lease obligations) of the Company or any of its subsidiaries relating thereto; provided that (a) such revenue bonds are non-recourse to the Company and its subsidiaries (unless and to the extent the Company or a subsidiary is the holder of such bonds), and (b) the principal of, interest on or costs relating to such revenue bonds are payable solely from (i) proceeds of such bonds when issued as a means of implementing government tax or economic incentive programs, (ii) all or an incremental portion of sales, use, property and other generally applicable taxes (not including income taxes), whether generated by or levied on such facilities or property or the activities and business conducted thereon or upon property located in a broader area, (iii) reserve funds created with proceeds of bonds described in (i) or with revenues described in (ii) or (iv) if the Company or a subsidiary of the Company is the holder of such bonds, payments made by the Company or such subsidiary.

“Permitted Liens” means:

(a)

Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet subject to penalties for non-timely payment or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(b)

statutory Liens of landlords and Liens of mechanics, materialmen, warehousemen, carriers and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that any such Liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(c)

Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us and our subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, laws or regulations, or to secure the performance of tenders, statutory obligations, bids, leases, trade or government contracts, surety, indemnification, appeal, performance and return-of-money bonds, letters of credit, bankers acceptances and other similar obligations (exclusive of obligations for the payment of borrowed money), or as security for customs or import duties and related amounts;

(d)	Liens in connection with attachments or judgments (including judgment or appeal bonds); provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(e)

Liens securing indebtedness (including capital leases) incurred to finance the purchase price or cost of construction of property or assets (or additions, repairs, alterations or improvements thereto); provided that such Liens and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

(f)	Liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

(g)

Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

(h)

encumbrances, covenants, conditions, restrictions, easements, reservations and rights of way or zoning, building code or other restrictions (including defects or irregularities in title and similar encumbrances), as to the use of real property, or Liens incidental to conduct of the business or to the ownership of our or our subsidiaries’ properties not securing debt that do not in the aggregate materially impair the use of said properties in the operation of our business, including our subsidiaries, taken as a whole;

(i)	leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with our business, including our subsidiaries, taken as a whole;

(j)	Liens on property or assets at the time such property or assets are acquired by us or any of our subsidiaries;

(k)	Liens on property or assets of any person at the time such person becomes one of our subsidiaries;

(l)	Liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;

(m)	Liens existing as of the date of the Third Supplemental Indenture or any extensions, amendments, renewals, refinancings, replacements or other modifications thereto;

(n)

Liens on any property or assets created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property or assets, whether directly or indirectly, by way of share disposition or otherwise;

(o)	Liens securing debt of a subsidiary owed to us or to another one of our subsidiaries;

(p)

Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(q)	Liens to secure debt of joint ventures in which we or any of our subsidiaries have an interest, to the extent such Liens are on property or assets of, or equity interests in, such joint ventures;

(r)

normal and customary rights of setoff or other Liens upon deposits of cash in favor of banks or other depository institutions or credit or debit card or check processors or other similar processors, in each case, in connection with the provision of such services;

(s)	Liens arising from financing statement filings regarding operating leases;

(t)	Liens on inventory held by the Company or any of its subsidiaries under consignment or scan back arrangements entered into in the ordinary course of business;

(u)	Liens in favor of customs and revenue authorities to secure custom duties in connection with the importation of goods;

(v)

Liens securing the financing of insurance premiums payable on insurance policies; provided that such Liens shall only encumber unearned premiums with respect to such insurance, interests in any state guarantee fund relating to such insurance and subject and subordinate to the rights and interests of any loss payee, loss payments which shall reduce such unearned premiums;

(w)

Liens securing cash management obligations (that do not constitute indebtedness), or arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods and contractual rights of set-off relating to purchase orders and other similar arrangements, in each case in the ordinary course of business;

(x)	Liens related to Permitted Government Revenue Bond Indebtedness; provided that the Company or a subsidiary of the Company is the holder of such Permitted Government Revenue Bond Indebtedness;

(y)	Liens securing Hedging Agreements; and

(z)

other Liens on our property or assets and the property or assets of our subsidiaries securing debt in an aggregate principal amount (together with the aggregate amount of all Attributable Debt in respect of Sale and Leaseback Transactions entered into in reliance on this clause) not to exceed, as of any date of incurrence of such secured debt pursuant to this clause and after giving effect to such incurrence and the application of the proceeds therefrom, 15.0% of our Consolidated Net Tangible Assets.

“Principal Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for selling farm supplies, pet and animal feed and supplies, clothing, tools, fencing products and other related products or the manufacturing, warehousing or distributing of the products, owned or leased by us or any of our subsidiaries.

“Sale and Leaseback Transaction” means any arrangement pursuant to which the Company or any of its subsidiaries, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired (a) which the Company or such subsidiary has sold or transferred (or is to sell or transfer) to a person which is not the Company or any of its subsidiaries or (b) which the Company or such subsidiary intends to use for substantially the same purpose as any other property which has been sold or transferred (or is to be sold or transferred) by the Company or such subsidiary to another person which is not the Company or any of its subsidiaries in connection with such lease.

The Effect of Our Corporate Structure on Our Payment of the Notes

The notes are the obligations of the Company exclusively. Because some of our operations are currently conducted through subsidiaries, the cash flow and our consequent ability to service our debt, including the notes, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for our payment of any amounts due on the notes, whether by dividends, loans or other payments. In addition, our subsidiaries’ payments of dividends and making of loans and advances to us may be subject to statutory or contractual restrictions and are contingent upon the earnings of those subsidiaries and various business considerations.

The notes will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors

(including trade creditors), except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinated to any security interests in the subsidiary’s assets and any of the subsidiary’s indebtedness senior to that which we hold.

No Restriction on Sale or Issuance of Stock of Subsidiaries

The Indenture will contain no covenant that we will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of any of our subsidiaries. It also does not prohibit any subsidiary of the Company from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, the subsidiary’s voting stock.

Events of Default

The following are the “events of default” with respect to the notes:

•	default for 30 days in payment when due of any interest on the notes;

•	default in payment when due of principal of (or premium, if any, on) any of the notes, or if applicable, the redemption price, when the same becomes due and payable by the terms of the notes;

•

default or breach, for 60 days after notice from the trustee or from the holders of at least 25.0% in aggregate principal amount of the notes then outstanding, in the performance of any other covenant or warranty in notes, in the Indenture or in any supplemental indenture or board resolution under which the notes will be issued;

•

default in the payment of principal when due or resulting in acceleration of other indebtedness of ours for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $150.0 million and the indebtedness is not discharged or acceleration is not rescinded or annulled within ten days after written notice of the default to us by the trustee or to us and the trustee by the holders of at least 25.0% in aggregate principal amount of the notes then outstanding; provided that the event of default will be deemed cured or waived if the default that resulted in the acceleration of the other indebtedness is cured or waived or the indebtedness is discharged; and

•	events of bankruptcy, insolvency or reorganization of the Company as more fully described in the Indenture.

The Indenture will provide that the trustee will, within 90 days after obtaining actual knowledge of a default with respect to the notes, give to the holders of the notes notice of all uncured defaults known to it; provided that:

•

except in the case of default in payment of the principal, premium, if any, or interest on the notes, the trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interest of the holders of the notes, and

•	no notice of a default made in the performance of any covenant or a breach of any warranty contained in the Indenture will be given until at least 60 days after the occurrence thereof.

“default” means any event that is, or, after notice or lapse of time or both, would be, an event of default.

If an event of default with respect to the notes at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25.0% in aggregate principal amount of the outstanding notes may declare the principal amount of all the notes to be due and payable immediately. The Indenture will provide that at any time after making a declaration of acceleration with respect to notes, but before obtaining a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, in some circumstances, rescind and annul such acceleration.

The Indenture will provide that the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered indemnity satisfactory to the trustee. Except as limited by the provisions for the indemnification of the trustee and certain other circumstances, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the notes.

We will be required to furnish annually to the trustee a statement as to our performance of some of our obligations under the Indenture and as to any default in our performance.

Satisfaction and Discharge

Upon Company request, the Indenture shall cease to be of further effect with respect to the notes when:

(1)	either:

(A)

all notes theretofore authenticated and delivered (other than notes which have been destroyed, lost or stolen and which have been replaced or paid) have been delivered to the trustee for cancellation; or

(B)	all notes not theretofore delivered to the trustee for cancellation:

(i)	have become due and payable, or

(ii)	will become due and payable at their stated maturity within one year, or

(iii)	are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust for the purpose sums sufficient to pay and discharge the entire indebtedness on such notes not theretofore delivered to the trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of notes which have become due and payable) or to the stated maturity or redemption date, as the case may be; and

(2)	the Company has paid or caused to be paid all other sums payable hereunder by the Company with respect to such notes; and

(3)

the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture with respect to the notes have been complied with.

Defeasance

The Indenture will provide that we may be discharged from most of our obligations in respect of the notes if we irrevocably deposit with the trustee money and/or United States government obligations which, together with the income from those securities, are sufficient to pay the principal of, premium, if any, and each installment of interest on the notes on the stated due date, maturity date or redemption date, as the case may be. This arrangement, among certain other requirements, requires that we (a) deliver to the trustee an opinion of counsel confirming that we have received an Internal Revenue Service ruling, or a ruling of the Internal Revenue Service has been published or there has been a change in the applicable federal income tax law (including regulations), that in the opinion of counsel establishes, in either case, that the holders and beneficial owners of the notes will have no federal income tax consequences as a result of the deposit, defeasance and discharge, and (b) deliver to the trustee an officers’ certificate and opinion of counsel, each stating that all conditions precedent to the deposit, defeasance and discharge have been met.

The Indenture will also provide that we need not comply with certain restrictive covenants, including those described under “Restrictions on Liens,” “Restrictions on Sales and Leasebacks” and “Consolidation, Merger, Dissolution, etc.” above, and that our failure to comply would not be an event of default under the notes, if we deposit with the trustee money and/or United States government obligations which, together with the income from those securities, are sufficient to pay the principal of, premium, if any, and each installment of interest on the notes on the stated maturity or redemption date, as the case may be. Our other obligations under the Indenture and the notes would remain in full force and effect. This arrangement requires that we (a) deliver to the trustee an opinion of counsel that the holders and beneficial owners of the notes will have no federal income tax consequences as a result of the deposit and defeasance, and (b) deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the defeasance have been met.

In the event the notes are declared due and payable because of the occurrence of an event of default, the amount of money and government obligations on deposit with the trustee may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the event of default. However, we will remain liable to pay these amounts.

Modification and Waiver of the Indenture

We and the trustee may modify or amend the Indenture or the terms of notes without the consent of any holder in order to, among other things:

•	evidence the assumption by a successor person of our covenants under the Indenture and in the notes;

•	add covenants for the benefit of the holders of notes or additional events of default;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	add guarantees with respect to the notes or secure the notes or provide for the addition of an additional obligor on the notes;

•	provide for the issuance of and establish the forms or terms of a new series of notes;

•	evidence the acceptance of appointment by a successor trustee;

•	comply with any requirement to effect or maintain the qualification of the Indenture or any supplemental indenture under the Trust Indenture Act of 1939, if applicable;

•	cure any ambiguity or correct or supplement any inconsistency in the Indenture;

•	conform the text of the Indenture or the notes to any provision of this Description of Notes;

•	issue additional notes; provided that such additional notes have the same terms as, and are deemed part of the same series as, the notes to the extent required under the Indenture;

•

facilitate the defeasance and discharge of any series of notes otherwise in accordance with the defeasance provisions of the Indenture; provided that any such action does not adversely affect the rights of any holder of our outstanding notes in any material respect; or

•	make any change that does not adversely affect the rights of any holder of outstanding notes in any material respect.

In addition, except as described below, we and the trustee may modify or amend the Indenture with the consent of the holders of at least a majority in principal amount of the outstanding notes. We must have the consent of the holders of all of the affected outstanding notes to:

•	change the stated maturity date of the principal of, or any installment of principal of, premium, if any, or interest on, any note;

•	reduce the principal, interest or amount payable on redemption of any note;

•

reduce any premium payable on the redemption of any note, change the time at which any note may or must be redeemed or alter or waive any of the provisions with respect to the redemption of such notes;

•	change the currency of payment of principal of, or premium or interest on, any note;

•	impair a holder’s right to institute suit for the enforcement of any payment on or with respect to any note;

•

reduce the percentage in principal amount of the notes, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with the provisions of the Indenture or for waiver of defaults; or

•	waive a continuing default or event of default regarding any payment on the notes.

The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive any past default under the Indenture with respect to the notes.

They may not waive:

•	a default in the payment of the principal of, or premium, if any, or interest on, any note, or

•	a provision that, under the Indenture, requires the consent of the holders of all of the outstanding notes for modification or amendment.

Book-entry System

The certificates representing the notes will be issued in the form of one or more fully registered global notes without coupons (each, a “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depositary or any nominee of such successor. One or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding notes represented by the global security or securities.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Holding through Euroclear and Clearstream

Investors may hold interests in a Global Note through Clearstream or Euroclear, in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We and the trustee have no control over those systems or their participants, and we and the trustee take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold interests in the notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, if investors wish to exercise rights that expire on a particular day, they may need to act before the expiration date. In addition, if investors hold their interests through both DTC and Euroclear or Clearstream, they may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Euroclear and Clearstream, they are under no obligation or responsibility to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Same-Day Funds Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

The notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

SEC Reports

To the extent information, documents or reports are required to be filed with the SEC and delivered to the trustee or the holders of the notes, the availability of such information, documents or reports on the SEC’s Electronic Data Gathering, Analysis and Retrieval system or any successor thereto or the Company’s web site will be deemed to have satisfied such delivery requirements to the trustee or the holders of the notes, as applicable. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any covenants under the Indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Governing Law

The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York. The Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Concerning the Trustee

Regions Bank is the trustee under the Indenture. We may maintain deposit accounts or conduct other banking transactions with the trustee in the ordinary course of business.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued under the Code, judicial authority, and administrative rulings and practice, all as of the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning, or disposing of the notes could differ from those described below. This summary deals only with purchasers who purchase the notes at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold for cash to purchasers, not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) for cash and who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally assets that are held as investments).

This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to holders subject to special tax rules such as banks or other financial institutions, insurance companies, entities that are treated as partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes or investors in such entities, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers or traders in securities or currencies, U.S. expatriates, persons holding the notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, any non-U.S. tax laws, or any tax laws other than income tax laws. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

As used herein, the term “U.S. holder” means a beneficial owner of the notes that is, or is treated for U.S. federal income tax purposes as,

•	an individual that is a citizen or resident of the United States,

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the notes, other than any entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

If a partnership, including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of the notes that is a partnership and partners in such a partnership should consult their independent tax advisors about the U.S. federal income tax consequences of purchasing, holding, and disposing of the notes.

Investors should consult their tax advisors concerning the tax consequences of the purchase, ownership, and disposition of the notes, including any U.S. federal tax consequences and the tax consequences under the laws of any foreign, state, local, or other taxing jurisdictions and the possible effects on investors of changes in U.S. federal or other tax laws.

U.S. Holders

The following discussion applies to U.S. holders.

Interest

It is expected, and therefore this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes. As a result, interest on a note will generally be includable by a U.S. holder as interest income at the time it accrues or is received in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes and such income will be ordinary income.

Sale, Exchange, Retirement, Redemption, or Other Taxable Disposition of the Notes

Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, a U.S. holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid stated interest, which will be taxed as ordinary income for U.S. federal income tax purposes to the extent not previously included in income) and (ii) the U.S. holder’s adjusted tax basis in the note. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note. A U.S. holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held such note for longer than one year at the time of disposition. The deductibility of capital losses is subject to limitations. Long-term capital gain recognized by a non-corporate U.S. holder is generally taxed at preferential rates.

Additional Tax on Investment Income

A U.S. holder that is an individual, estate, or a trust that does not fall into a special category of trusts that is exempt from such tax will be subject to an additional 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold. Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate, or trust should consult its tax advisor regarding the applicability of the additional tax on investment income to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. holder will be subject to backup withholding at the applicable tax rate (currently 24%) with respect to cash payments in respect of interest or the gross proceeds from dispositions of notes, unless the holder (i) is an entity that is exempt from backup withholding (generally including corporations, tax-exempt organizations, and certain qualified nominees) and, when required, provides appropriate documentation to that effect or (ii) timely provides the applicable withholding agent with a social security number or other taxpayer identification number (“TIN”), certifies that the TIN provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt from these rules will generally be subject to information reporting requirements. A

U.S. holder who does not provide the applicable withholding agent with the correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. The applicable withholding agent will generally report to the holders and the IRS the amount of any “reportable payments” and any amounts withheld with respect to the notes as required by the Code and applicable Treasury Regulations.

Non-U.S. Holders

The following discussion applies to non-U.S. holders.

Interest

Subject to the discussions in “—Backup Withholding and Information Reporting” and “—FATCA” below, under the “portfolio interest exemption,” interest income of a non-U.S. holder will not be subject to U.S. federal income or withholding tax, provided that:

•

the interest paid on the note is not income that is effectively connected with a United States trade or business carried on by the non-U.S. holder (“ECI”) (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment or a U.S. fixed base);

•	the non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	the non-U.S. holder is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	certain certification requirements are met (generally by providing a properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute or successor form)).

If these conditions are not met, interest on the notes paid to a non-U.S. holder will generally be subject to U.S. federal withholding tax (currently at a 30% rate) unless (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute or successor form), or (b) the interest is ECI subject to U.S. federal income tax on a net income basis (as described below) and the non-U.S. holder complies with applicable certification requirements by providing a properly completed and duly executed IRS Form W-8ECI (or a suitable substitute or successor form).

If the interest on the notes is ECI, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax (and withholding tax, if applicable) in the manner specified by the treaty and will generally be subject to U.S. federal income tax on a net basis only if such income is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States. If the interest on the notes is subject to U.S. federal income tax on a net income basis, the 30% U.S. federal withholding tax described above will not apply, provided the appropriate documentation is provided to the applicable withholding agent. In addition, interest received by a corporate non-U.S. holder that is ECI may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate.

Sale or Other Taxable Disposition of the Notes

Subject to the discussions in “—Backup Withholding and Information Reporting” and “—FATCA” below, a non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax on gain (other than any amount allocable to accrued and unpaid interest, which would be treated as interest and subject to the rules discussed above in “—Interest”) realized on a sale, exchange, retirement, redemption, or other taxable disposition of the notes unless:

•

the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or

•

in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If a non-U.S. holder falls under the first of these exceptions, the holder generally will be taxed on the net gain derived from the disposition under the graduated U.S. federal income tax rates that are applicable to U.S. persons. If the non-U.S. holder is a foreign corporation, it may also be subject to the branch profits tax described above under “ —Interest.”

If an individual non-U.S. holder falls under the second of these exceptions, the holder generally will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the amount by which the gain derived from the disposition exceeds such holder’s capital losses allocable to sources within the United States for the taxable year of the disposition.

Backup Withholding and Information Reporting

Generally, the applicable withholding agent must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding (if any) may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is organized under the provisions of an applicable income tax treaty. A non-U.S. holder will generally not be subject to backup withholding with respect to payments of principal or interest on the notes if the holder certifies its status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the non-U.S. holder provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a holder of the notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is, for U.S. tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of such holder’s status as a non-U.S. person or such holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

FATCA

The Foreign Account Tax Compliance Act, or FATCA, and existing guidance issued thereunder, requires withholding at a rate of 30% on payments of interest on the notes held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury to report, on an annual basis, information with respect to notes in, and accounts maintained by, the institution to the extent such notes or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold at a rate of 30% on certain payments. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest paid in respect of the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. We will not pay any additional amounts to noteholders in respect of any amounts withheld.

If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under the section titled “—Non-U.S. Holders—Interest”, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

Prospective investors are urged to consult their own tax advisors regarding the application of FATCA to the notes.

The U.S. federal income tax discussion set forth above as to both U.S. holders and non-U.S. holders is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership, and disposition of the notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

CERTAIN ERISA AND BENEFIT PLAN CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and, in certain instances, holding of the notes, or any interest therein, by (i) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are subject to Title I of ERISA, (ii) plans described in Section 4975 of the Code which are subject to Section 4975 of the Code (including an individual retirement account (“IRA”) and a Keogh plan) or provisions under other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” within the meaning of regulations issued by the U.S. Department of Labor (the “DOL”), set forth in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “DOL Plan Asset Regulations”) of any such plan, account or arrangement (each of the foregoing described in clause (i), (ii) and (iii) referred to herein as a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

When considering an investment in the notes, or any interest therein, with the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code and any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Laws.

Plan fiduciaries should consider the fact that none of the Company, the underwriters or any of the Company’s or underwriters’ affiliates (the “Transaction Parties”) is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase and/or hold the notes, or any interest therein, in connection with the initial offer and sale. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to such decision to purchase the notes, or any interest therein.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and may result in the disqualification of an IRA. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code.

The acquisition and/or holding of the notes, or any interest therein, by a Covered Plan with respect to which a Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among these statutory exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which exempt certain transactions (including, without limitation, a sale and purchase of securities) between a Covered Plan and a party in interest so long as (i) such party in interest is treated as such solely by reason of providing services to the Covered Plan, (ii) such party in interest is not a fiduciary which renders investment advice, or has or exercises discretionary authority or control, with respect to the plan assets involved in such transaction, or an affiliate of any such person and (iii) the Covered Plan neither receives less than nor pays more than “adequate consideration” (as defined in such Sections) in connection with such transaction. In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Government plans, foreign plans and certain church plans, while not subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring the notes, or any interest therein.

Because of the foregoing, the notes, or any interest therein, should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a nonexempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

Accordingly, by its acceptance of a note, or any interest therein, each purchaser and holder of a note, or interest therein, and any subsequent transferee of a note, or any interest therein, will be deemed to have represented and warranted that either (i) such purchaser or subsequent transferee is not, and is not using the assets of, a Plan to acquire or hold the note, or any interest therein, or (ii) the purchase and holding of a note, or any interest therein, by such purchaser or transferee does not, and will not, constitute a non-exempt prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing and/or holding of the notes, or any interest therein, on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law and whether an exemption would be required. Neither this discussion nor anything provided in this prospectus supplement is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of the notes should consult and rely on their own counsel and advisers as to whether an investment in the notes, or any interest therein, is suitable for the Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Wells Fargo Securities, LLC and BofA Securities, Inc. and their respective successors are acting as representatives, has agreed severally and not jointly to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of the notes set forth opposite that underwriter’s name in the following table:

Underwriters	Principal Amount of Notes
Wells Fargo Securities, LLC	$150,000,000
BofA Securities, Inc.	100,000,000
Fifth Third Securities, Inc.	57,500,000
Regions Securities LLC	57,500,000
Truist Securities, Inc.	37,500,000
U.S. Bancorp Investments, Inc.	37,500,000
KeyBanc Capital Markets Inc.	22,500,000
PNC Capital Markets LLC	22,500,000
PNFP Capital Markets, Inc.	15,000,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the underwriters severally and not jointly, to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have reserved the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement or to certain dealers at the public offering price less a concession not to exceed 0.35% of the principal amount of the notes. The underwriters may allow, and any such dealer may reallow, a concession not to exceed 0.25% of the principal amount of the notes. After the initial offering of the notes to the public, the representatives may change the public offering prices and other selling terms.

The following table summarizes the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and in total):

Paid by us
Per note	0.600%
Total	$3,000,000

We estimate that our total expenses for this offering, other than the underwriting discounts, will be approximately $1.4 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in a broad array of activities, which may include equity and debt securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their respective affiliates perform, and may perform in the future, various financial advisory, investment banking, and commercial banking services from time to time for us, for which they receive, or will receive, customary fees and expense reimbursement.

In connection with the issuance of the notes, we may enter into interest rate swap agreements with financial institutions, which may include one or more of the underwriters or their respective affiliates. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

There is no established trading market for the notes. We have not applied and do not intend to apply to list the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market of the notes will develop, that you will be able to sell your notes at a particular time, or that the price you receive when you sell will be favorable.

We expect that delivery of the notes will be made against payment therefor on or about August 25, 2026, which is the fourth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the first business day before delivery hereunder will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to such date should consult their own advisors.

Price Stabilization and Short Positions

In connection with the offering of the notes, the representatives on behalf of the underwriters, may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix, or maintain the price of the notes. If the representatives create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, they may reduce that short position by purchasing the notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The representatives also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

Affiliates of some of the underwriters will receive at least 5% of the net proceeds of this offering in connection with the repayment of borrowings under our Senior Credit Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Because the notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. Such underwriters will not confirm sales of the notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market-making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

Certain of the underwriters or their respective affiliates may receive a portion of the net proceeds from this offering that may be used to redeem, satisfy, and discharge or prepay, as the case may be, our indebtedness under existing or future debt agreements. An affiliate of Wells Fargo Securities, LLC serves as the administrative agent under our Revolving Credit Facility, an affiliate of BofA Securities, Inc. serves as a documentation agent thereunder, affiliates of certain of the other underwriters serve as co-syndication agents or co-documentation agents thereunder, and affiliates of certain of the underwriters are lenders thereunder, and, in each case, may receive customary fees in connection therewith. In addition, Regions Securities LLC, one of the underwriters, is an affiliate of the trustee under the indenture governing the notes.

Sales Outside the United States

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and accompanying prospectus is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) not a qualified investor (a “UK Qualified Investor”) as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the UK Financial Services and Markets Act 2000 (as amended, the “FSMA”)) in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to us and has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the United Kingdom will be made pursuant to an exemption under the POATRs from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the POATRs or the Prospectus Rules: Admission to Trading on a Regulated Market Sourcebook.

This prospectus supplement and the accompanying prospectus are for distribution in the United Kingdom only to persons who are UK Qualified Investors and who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). In the United Kingdom, this prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering, provided that the conditions set forth in NI 33-105 are satisfied.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No advertisement, invitation, or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes have not been offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes has not been and will not be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore as modified or amended from time to time (the “SFA”)) or pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities based derivatives contracts (each term as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-Based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018, unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) on the ground that the solicitation for subscription of the notes falls within the definition of “solicitation to qualified institutional investors” as defined in Article 2, paragraph 3, item 2(I) of the FIEA. Such solicitation shall be subject to the condition that any qualified institutional investor (as defined under the FIEA, “QII”) who acquires the notes shall enter into an agreement which provides that it shall not transfer such interests to anyone other than another QII. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except for a private placement described pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Dubai

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document in relation to the notes has been, or will be, lodged with the Australian Securities and Investments Commission (“ASIC”) or the ASX Limited (operator of the Australian Securities Exchange) (the “ASX”).

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act 2001 (Cth) (“Corporations Act”);

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the Australian Securities Exchange.

Notes issued pursuant to this prospectus supplement must not be offered for sale (or transferred, assigned or otherwise alienated) to any person located in, or a resident of, Australia for at least 12 months after their issue, except in circumstances where the person is a person to whom a disclosure document or product disclosure statement is not required to be given under Chapter 6D or Chapter 7.9 of the Corporations Act.

LEGAL MATTERS

Bass, Berry & Sims PLC, Nashville, Tennessee, will pass upon the validity of the notes on our behalf. Willkie Farr & Gallagher LLP, Chicago, Illinois, will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Tractor Supply Company appearing in Tractor Supply Company’s Annual Report (Form 10-K) for the fiscal year ended December 27, 2025, and the effectiveness of Tractor Supply Company’s internal control over financial reporting as of December 27, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements, and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding Tractor Supply Company and other companies that file materials electronically with the SEC. Copies of our periodic and current reports and proxy statements may be obtained, free of charge, on our website at www.ir.tractorsupply.com. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet address into this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below. Information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the fiscal year ended December 27, 2025 filed with the SEC on February  19, 2026 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2026, incorporated by reference therein);

•

Our Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2026 filed with the SEC on May  7, 2026 and our Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2026 filed with the SEC on August 6, 2026;

•

Our Current Reports on Form 8-K filed with the SEC on February   11, 2026 (as amended by the Current Report on Form 8-K/A filed with the SEC on May  15, 2026), May  14, 2026, May  15, 2026, May 21,  2026, May  28, 2026, August  6, 2026, and August 7, 2026; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering of the securities made under this prospectus supplement; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in and incorporated by reference into this prospectus supplement, if such person makes a written or oral request directed to:

Tractor Supply Company

ATTN: Investor Relations

5401 Virginia Way

Brentwood, TN 37027

(615) 440-4000

PROSPECTUS

TRACTOR SUPPLY COMPANY

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

We may offer and sell the securities identified above from time to time in one or more offerings. The debt securities may consist of debentures, notes, or other types of debt. Our common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “TSCO.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

We will provide specific terms of any securities to be offered in supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities. We may offer and sell these securities to or through one or more underwriters, dealers, or agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our principal executive offices are located at 5401 Virginia Way, Brentwood, Tennessee 37027. Our telephone number is (615) 440-4000.

Investing in our securities involves certain risks. See the “Risk Factors” sections of our filings with the Securities and Exchange Commission and the applicable prospectus supplement. Also see “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 17, 2026

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or “Commission”) utilizing a “shelf” registration process. By using a shelf registration statement, we may sell, at any time and from time to time in one or more offerings, any combination of the securities described in this prospectus.

We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement or incorporated by reference therein is accurate as of any date other than the date on the front of the document. Our financial condition, results of operations or business prospects may have changed since those dates.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. Any such prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. Such prospectus supplement also may add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Before purchasing any securities that we may offer under the registration statement of which this prospectus forms a part, you should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.

The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. You should review the full text of these documents because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. You may obtain copies of these documents as described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Registrant,” “we,” “us,” and “our” refer to Tractor Supply Company and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file with the SEC Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy and information statements, and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding Tractor Supply Company and other companies that file materials electronically with the SEC. Copies of our periodic and current reports and proxy statements may be obtained, free of charge, on our website at www.ir.tractorsupply.com. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet address into this prospectus or any prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file that document. Information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of any Current Report on Form 8-K):

•

Our Annual Report on Form 10-K for the fiscal year ended December 27, 2025 filed with the SEC on February  19, 2026 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2026, incorporated by reference therein);

•

Our Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2026 filed with the SEC on May  7, 2026 and our Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2026 filed with the SEC on August 6, 2026;

•

Our Current Reports on Form 8-K filed with the SEC on February 11, 2026 (as amended by the Current Report on Form 8-K/A filed with the SEC on May 15, 2026), May  14, 2026, May  15, 2026, May  21, 2026, May  28, 2026, August  6, 2026, and August 7, 2026;

•	The description of our common stock set forth in Exhibit 4.8 to our Annual Report on Form 10-K for the fiscal year ended December 27, 2025 filed with the SEC on February 19, 2026; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities made under this prospectus; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in and incorporated by reference into this prospectus, if such person makes a written or oral request directed to:

Tractor Supply Company

ATTN: Investor Relations

5401 Virginia Way

Brentwood, TN 37027

(615) 440-4000

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL INFORMATION OR ANY INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR ANY FREE WRITING PROSPECTUS PROVIDED IN CONNECTION WITH AN OFFERING. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE THEREOF, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain both historical and forward-looking statements, including statements related to our future results, performance and achievements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect our current expectations concerning future results and events; generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases; and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, but are not limited to, those discussed in our most recent Annual Report on Form 10-K, as may be updated in our subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The forward-looking statements included or incorporated by reference in this prospectus are made only as of the dates of the respective documents, and we do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances, except as required by law. You should consult your financial, legal, tax, and other professional advisors regarding the risks associated with an investment in our securities and the suitability of such an investment for you.

ABOUT THE REGISTRANT

We are the largest rural lifestyle retailer in the United States. We are focused on supplying the needs of recreational farmers, ranchers, and all those who enjoy living the rural lifestyle (which we refer to as the “Out Here” lifestyle). We operate retail stores under the names Tractor Supply Company and Petsense by Tractor Supply. Our stores are located primarily in towns outlying major metropolitan markets and in rural communities. We also offer an expanded assortment of products through the Tractor Supply mobile application and online at TractorSupply.com, Petsense.com, Allivet.com and VIPPetcare.com. These references to our Internet addresses are for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet addresses into this prospectus or any prospectus supplement.

Tractor Supply Company was first incorporated in 1938 and reincorporated in 1982 in the state of Delaware. Our principal corporate offices are located in Brentwood, Tennessee. We completed our initial public offering in May 1994 and our common stock is listed on the Nasdaq Global Select Market under the symbol “TSCO.”

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents, or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the specific factors set forth in the sections entitled “Risk Factors” in the applicable prospectus supplement as well as our most recent Annual Report on Form 10-K and any of our Quarterly Reports on Form 10-Q filed following the filing of such Annual Report on Form 10-K, which are incorporated by reference into this prospectus, as the same may be amended, supplemented, or superseded from time to time by our filings under the Exchange Act together with all of the other information appearing in this prospectus, in the applicable prospectus supplement or incorporated by reference into this prospectus or into the applicable prospectus supplement. For more information, see the section entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds of any offering for general corporate purposes, which may include, but are not limited to, repayment of debt, repurchases of outstanding shares of common stock, dividends, acquisitions, investments, working capital, investments in our subsidiaries, and capital expenditures. We will have significant discretion in the use of the net proceeds. Until the net proceeds have been used for their intended purposes, those net proceeds may be held in cash or cash equivalents, temporarily used, or we may invest those net proceeds in short-term or long-term marketable securities or use them to repay short-term borrowings.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We also may sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

Tractor Supply Company will be the issuer of any debt securities we may offer and references to “we,” “our,” or “us” in this description do not, unless the context otherwise indicates, include any of its subsidiaries. Capitalized terms used but not defined in this section have the respective meanings set forth in the applicable indenture.

General

The debt securities that we may offer will be either senior debt securities or subordinated debt securities. Unless otherwise specified in the applicable prospectus supplement, any senior debt securities will be issued under the indenture between us and Regions Bank, dated as of October 30, 2020, as supplemented, which we refer to as the senior indenture. Any subordinated debt securities will be issued under a different indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to both the senior indenture and the subordinated indenture as the indentures, and to each of the trustees under the indentures as a trustee. The terms of each series of debt securities will be set forth in a resolution of our board of directors (the “Board of Directors”), an officers’ certificate or by a supplemental indenture. You should read the indentures, including any amendments or supplements or any officers’ certificate setting forth the terms of any series of debt securities, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Any senior debt securities that we may issue will be our unsubordinated obligations. They will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. Any subordinated debt securities that we may issue will be subordinated in right of payment to the prior payment in full of our senior debt. See “Subordination of Subordinated Debt Securities.” The subordinated debt securities will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Unless otherwise provided in the applicable prospectus supplement, the indentures do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities without the consent of the holders of the outstanding debt securities of that series. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class.

Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities with respect to which this prospectus is being delivered:

•	the title of the debt securities;

•

any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the applicable indenture, except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, other debt securities of that series;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series is payable;

•

the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest or the manner of calculation of such rate or rates, if any, including any procedures to vary or reset such rate or rates, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•

the place or places where the principal of, and premium, if any, and interest on, the debt securities of the series shall be payable, where the debt securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us with respect to the debt securities of such series and the applicable indenture may be served, and the method of such payment, if by wire transfer, mail, or other means if other than as set forth in the applicable indenture;

•

the date or dates from which such interest shall accrue, the dates on which such interest will be payable or the manner of determination of such dates, and the record date for the determination of holders to whom interest is payable on any such dates;

•	any trustees, authenticating agents or paying agents with respect to such series, if different from those set forth in the applicable indenture;

•	the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of such extension or deferral;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at our option;

•

our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or analogous provisions, including payments made in cash in anticipation of future sinking fund obligations, or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	the form of the debt securities of the series including the form of the trustee’s certificate of authentication for such series;

•	if other than denominations of $2,000 or integral multiples of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;

•	the currency or currencies in which payment of the principal of, premium, if any, and interest on, debt securities of the series shall be payable;

•

if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the portion of the principal amount thereof that will be due and payable upon declaration of acceleration of the maturity thereof or upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any such date, or, in any such case, the manner in which such deemed principal amount is to be determined;

•	the terms of any repurchase or remarketing rights;

•

if the debt securities of the series shall be issued in whole or in part in the form of a global security or securities, the type of global security to be issued; the terms and conditions, if different from those contained in the applicable indenture, upon which such global security or securities may be exchanged in whole or in part for other individual securities in definitive registered form; the depositary for such global security or securities; and the form of any legend or legends to be borne by any such global security or securities in addition to or in lieu of the legends referred to in the applicable indenture;

•

whether the debt securities of the series will be convertible into or exchangeable for other of our securities, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in addition to or in lieu of those described herein;

•

any additional restrictive covenants or events of default that will apply to the debt securities of the series, or any changes to the restrictive covenants or events of default set forth in the applicable indenture that will apply to the debt securities of the series, which may consist of establishing different terms or provisions from those set forth in the applicable indenture or eliminating any such restrictive covenant or event of default with respect to the debt securities of the series;

•	any provisions granting special rights to holders when a specified event occurs;

•

if the amount of principal or any premium or interest on debt securities of a series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	whether and upon what terms debt securities of a series may be defeased if different from the provisions set forth in the applicable indenture;

•	with regard to the debt securities of any series that do not bear interest, the dates for certain required reports to the trustee;

•

whether the debt securities of the series will be issued as unrestricted securities or restricted securities, and, if issued as restricted securities, the rule or regulation promulgated under the Securities Act, in reliance on which they will be sold;

•	any guarantees on the debt securities;

•	the provisions, if any, relating to any security provided for the debt securities of the series;

•

any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents with respect to debt securities of such series if other than those appointed in the applicable indenture;

•	if the debt securities are subordinated debt securities, the subordination terms of the debt securities; and

•

any and all additional, eliminated, or changed terms that shall apply to the debt securities of the series, including any terms that may be required by or advisable under U.S. laws or regulations, including the Securities Act and the rules and regulations promulgated thereunder, or advisable in connection with the marketing of debt securities of that series.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

The statements made hereunder relating to the indentures and any debt securities that we may issue are summaries of certain provisions thereof and are qualified in their entirety by reference to all provisions of the indentures and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement and to the Trust Indenture Act.

Subordination of Subordinated Debt Securities

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated debt securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing; and

•	the provisions requiring holders of the debt securities being offered to remit some payments to the holders of senior indebtedness.

Redemption

If specified in the applicable prospectus supplement, we may redeem the debt securities of any series, as a whole or in part, at our option on and after the dates and in accordance with the terms established for such series, if any, in the applicable prospectus supplement. If we redeem the debt securities of any series, we also must pay accrued and unpaid interest, if any, to the date of redemption on such debt securities.

Selection and Notice

If less than all of the debt securities of a series are to be redeemed at any time, the trustee will select the debt securities of such series for redemption by lot, based on the applicable procedures of The Depository Trust Company (“DTC”) unless otherwise required by law or the applicable stock exchange on which such debt securities trade, if any.

No debt securities in principal amount of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or in cases of notes held in book entry form, by electronic transmission) at least 30 but not more than 60 days before the redemption date to each holder of debt securities of such series to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the debt securities of such series or a satisfaction and discharge of the indenture.

If any debt security is to be redeemed in part only, the notice of redemption that relates to that debt security will state the portion of the principal amount of that debt security that is to be redeemed. For debt securities issued in certificated form, a new certificate in principal amount equal to the unredeemed portion of the original debt security will be issued in the name of the holder of the original debt security upon cancellation of the original debt security. Debt securities called for redemption become due on the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the debt securities or portions of the debt securities called for redemption.

The trustee will not be liable for selections made by it as contemplated in this section. For any debt securities which are represented by global securities held on behalf of DTC, Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), or Clearstream Banking S.A. (“Clearstream”), notices may be given by delivery of the relevant notices to DTC, Euroclear, or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any debt securities are outstanding, we shall file with the trustee, within the time periods specified by the SEC’s rules and regulations, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we would be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. We shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default

The following will be “Events of Default” with respect to debt securities of a particular series, except to the extent provided in the supplemental indenture, officers’ certificate, or resolution of our Board of Directors pursuant to which a series of debt securities is issued:

•	failure to pay any interest on any of the debt securities of such series within 30 days after such interest becomes due and payable;

•

failure to pay principal of (or premium, if any, on) any of the debt securities of such series at maturity, or if applicable, the redemption price, when the same becomes due and payable by the terms of the debt securities of such series;

•

failure to pay any sinking fund installment as and when the same shall become due and payable by the terms of the debt securities of such series, and continuance of such default for a period of 30 days;

•

default in the payment of principal when due or resulting in acceleration of our other indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25,000,000 and the indebtedness is not discharged or acceleration is not rescinded or annulled within ten days after written notice by the trustee or by the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding; provided that the event of default will be deemed cured or waived if the default that resulted in the acceleration of the other indebtedness is cured or waived or the indebtedness is discharged;

•

failure to comply with any of the covenants or agreements in any of the debt securities of such series or the applicable indenture (other than an agreement or covenant that we included in the indenture solely for the benefit of another series of debt securities) for 90 days after there has been given, by registered or certified mail, to us by the trustee or to us by the holders of at least 25% in principal amount of all outstanding debt securities of a series affected by that failure, a written notice specifying such failure and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

•	certain events involving our bankruptcy, insolvency, or reorganization; and

•

any other Event of Default provided in the supplemental indenture, officers’ certificate, or resolution of our Board of Directors under which such series of debt securities is issued or in the form of security for such series.

A default under one series of debt securities issued under an indenture will not necessarily be a default under another series of debt securities under such indenture. The trustee may withhold notice to the holders of a series of debt securities issued under such indenture of any default or event of default (except in any payment on the debt securities of such series) if the trustee considers it in the interest of the holders of the debt securities of that series to do so.

If an event of default for a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of that series may require us to pay immediately the principal amount plus accrued and unpaid interest on all the debt securities of that series. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization occurs with respect to us, the principal amount plus accrued and unpaid interest on the debt securities of that series will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the debt securities of such series then outstanding may in some cases rescind this accelerated payment requirement.

A holder of debt securities of any series may pursue any remedy under the indenture applicable to the debt securities of that series only if:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in principal amount of the debt securities of such series then outstanding make a written request to the trustee to pursue the remedy;

•	the holder furnishes to the trustee indemnity reasonably satisfactory to the trustee against loss, liability, or expense;

•	the trustee fails to act for a period of 60 days after receipt of notice and furnishing of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of any holder to sue for enforcement of any overdue payment with respect to the debt securities of such series. In most cases, holders of a majority in principal amount of the debt securities of any series then outstanding may direct the time, method, and place of:

•	conducting any proceeding for any remedy available to the trustee with respect to the debt securities of such series; and

•	exercising any trust or power conferred on the trustee not relating to or arising under an event of default with respect to the debt securities of such series.

The indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in the indenture, and we are required upon becoming aware of any default or Event of Default, to deliver to the trustee a written statement specifying such default or Event of Default.

Covenants

Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction.

Consolidation, Merger, or Sale

We will covenant not to consolidate with or merge into any other person or sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of our and our subsidiaries’, taken as a whole, assets to any person unless either we are the surviving corporation or the resulting, surviving or transferee entity is a corporation organized under the laws of the United States or, if such person is not a corporation, a co-obligor of the debt securities is a corporation organized under any such laws, and any successor or purchaser expressly assumes our obligations under the debt securities by an indenture supplemental to the indenture, and immediately after which, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing. An officers’ certificate and an opinion of counsel will be delivered to the trustee, which will serve as conclusive evidence of compliance with these provisions.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the debt securities of any series may be amended or supplemented, and waivers may be obtained, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series at the time outstanding (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, debt securities of such series), and any existing default or Event of Default (other than a default or Event of Default in the payment of the principal of, premium on, if any, or interest on, debt securities of such series, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of such indenture or the applicable debt securities may be waived with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series at the time outstanding (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series).

Without the consent of each holder of outstanding debt securities affected thereby, an amendment, supplement or waiver may not (with respect to any debt securities held by a non-consenting holder):

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required for any amendment, supplement, or waiver;

•	reduce the rate of or change the time for payment of interest on the debt securities;

•	reduce the principal or change the stated maturity of any debt securities of any series;

•

reduce any premium payable on the redemption of any debt security, change the time at which any debt security may or must be redeemed or alter or waive any of the provisions with respect to the redemption of such debt securities;

•	make payments on any debt security payable in currency other than as originally stated in such debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security;

•	impair the holder’s conversion rights; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

Notwithstanding the preceding, without the consent of any holder of debt securities, we and the trustee may modify, amend or supplement the indenture or the applicable debt securities in certain circumstances in order to, among other things:

•	to cure any ambiguity or correct or supplement any inconsistency;

•	to conform the text of the indenture or the debt securities to the applicable description of the debt securities included in this prospectus or in the applicable prospectus supplement;

•	to provide for the assumption of our obligations under the indenture by a successor or transferee upon any merger, consolidation, or asset transfer;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to provide any security for or guarantees of the debt securities or for the addition of an additional obligor on the debt securities;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act, if applicable;

•	to add covenants that would benefit the holders of any outstanding series of debt securities under the indenture;

•	to add additional Events of Default with respect to any series of debt securities;

•

to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall not become effective with respect to any outstanding debt security of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities;

•

to facilitate the defeasance and discharge of any series of debt securities otherwise in accordance with the defeasance provisions of the indenture; provided that any such action does not adversely affect the rights of any holder of outstanding debt securities of such series in any material respect;

•

to issue additional debt securities of any series; provided that such additional debt securities have the same terms as, and be deemed part of the same series as, the applicable series of debt securities to the extent required under the indenture;

•	to make any change that does not adversely affect the rights of any holder of outstanding debt securities in any material respect; or

•

to evidence and provide for the acceptance of appointment by a successor trustee or a separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee.

The holders of not less than a majority in principal amount of the debt securities of each series then outstanding may on behalf of the holders of all of the debt securities of such series waive existing or any past default with respect to those debt securities, except a default in the payment of the principal of or interest on any debt security of such series (provided, that the holders of a majority in principal amount of the debt securities of each series then outstanding may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).

A supplemental indenture that changes or eliminates any covenant, Event of Default or other provision of the indenture that has been expressly included solely for the benefit of one or more particular series of securities, if any, or which modifies the rights of the holders of securities of such series with respect to such covenant, Event of Default or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series that does not have the benefit of such covenant, Event of Default or other provision. It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment, or waiver, but it shall be sufficient if such consent approves the substance of it.

Information Concerning the Trustee

Since October 30, 2020, Regions Bank has served as the trustee under the indentures. Notice to the trustee should be directed to its Corporate Trust Services Office, located at 1180 West Peachtree Street, Suite 1200, Atlanta, Georgia 30309, Attention: Corporate Trust Services.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under the indenture only after those holders have furnished the trustee indemnity reasonably satisfactory to it.

If the trustee becomes a creditor of ours, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate such conflict, resign, or obtain an order from the SEC permitting it to remain as trustee.

The trustee or any of its affiliates may be an underwriter of any of the debt securities.

Paying Agent, Registrar, and Transfer Agent

We will maintain one or more paying agents (each, a “Paying Agent”), for any debt securities we issue. We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more Paying

Agents, other than the trustee, for all or any series of such debt securities. If we fail to appoint or maintain another entity as Paying Agent, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as Paying Agent.

We will also maintain one or more registrars (each, a “Registrar”). We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more Registrars, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as Registrar, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as Registrar.

We will also maintain one or more transfer agents (each, a “Transfer Agent”). Each Transfer Agent shall perform the functions of a transfer agent. We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more Transfer Agents, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as Transfer Agent, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as Transfer Agent.

The Registrar will maintain a register reflecting ownership of debt securities outstanding from time to time, and the Paying Agents will make payments on and facilitate transfer of debt securities on our behalf. We may change any Paying Agents, Registrars or Transfer Agents without prior notice to the holders of debt securities.

Governing Law

The indenture and any debt securities issued thereunder shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York. The indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and shall, to the extent applicable, be governed by such provisions.

Satisfaction and Discharge of Indenture

The indenture shall cease to be of further effect with respect to a series of debt securities when either:

•

we have delivered to the trustee for cancellation all outstanding securities of such series, other than any securities that have been destroyed, lost, or stolen and that have been replaced or paid as provided in the indenture;

•

all outstanding securities of such series that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we shall have irrevocably deposited with the trustee as trust funds the entire amount, in cash in U.S. dollars or noncallable U.S. governmental obligations, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay at maturity or upon redemption all securities of such series, including principal of and any premium and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be; or

•	we have properly fulfilled any other means of satisfaction and discharge that may be set forth in the terms of the securities of such series.

In each case, we will also pay all other sums payable by us under the indenture with respect to the securities of such series and deliver to the trustee an opinion of counsel and an officers’ certificate, each stating that all conditions precedent to satisfaction and discharge with respect to the securities of such series have been complied with.

Defeasance

The term defeasance means the discharge of some or all of our obligations under the indenture. If we deposit with the trustee funds or U.S. government securities, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent accountants, to make payments on any series of debt securities on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series (“legal defeasance”); or

•	we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of the defeased debt securities of such series will not be entitled to the benefits of the indenture under which such series was issued, except for our obligation to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium, and interest on the debt securities of such series will also survive. We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders and beneficial owners of the debt securities of such series to recognize income, gain, or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law after the date of the issuance of the defeased debt securities to that effect.

Same-Day Settlement and Payment

Unless otherwise provided in the applicable prospectus supplement, we expect the debt securities will trade in the same-day funds settlement system of DTC until maturity or until we issue the debt securities in certificated form. DTC will therefore require secondary market trading activity in the debt securities to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.

Book-Entry, Delivery, and Form

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will be issued in the form of one or more global debt securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each such global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global security directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of debt securities represented by interests in a global security will not be entitled to receive their debt securities in fully registered certificated form.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global security, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global security to the accounts of participants. Ownership of beneficial interests in each global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global security other than participants).

So long as DTC or its nominee is the registered holder and owner of a global security, DTC or such nominee, as the case may be, will be considered the sole legal owner of the debt security represented by the global security for all purposes under the indenture, the debt securities and applicable law. Except as set forth below, owners of beneficial interests in a global security will not be entitled to receive certificated debt securities and will not be considered to be the owners or holders of any debt securities represented by the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any actions that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

No beneficial owner of an interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.

All payments on the debt securities represented by a global security registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global security.

Unless and until it is exchanged in whole or in part for certificated debt securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the debt securities as to which such participant or participants has or have given such direction.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global security among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the underwriters or the trustee will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indenture provides that the global securities will be exchanged for debt securities in certificated form of like tenor and of an equal principal amount, in authorized denominations in the following limited circumstances:

(1)	DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and we do not appoint a successor depository within 90 days; or

(2)	we determine that the debt securities will no longer be represented by global securities and execute and deliver to the trustee an order to such effect.

These certificated debt securities will be registered in such name or names as DTC will instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section of this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream or Euroclear, in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

DESCRIPTION OF CAPITAL STOCK

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TSCO.” All outstanding shares of our common stock are validly issued, fully paid, and nonassessable.

The following description is a summary of the material terms of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Seventh Amended and Restated By-laws, as amended (the “By-laws”), as currently in effect. This description is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and our By-laws, both of which are exhibits to this prospectus. We encourage you to read our Certificate of Incorporation, our By-laws and the applicable provisions of the Delaware General Corporation Law (“DGCL”), for additional information.

Authorized Capital

As of July 31, 2026, our authorized capital stock consisted of 2,000,000,000 shares of common stock, par value $.008 per share, and 40,000 shares of preferred stock, par value $1.00 per share, of which 20,000 shares are designated Series B Preferred Stock. As of July 31, 2026, there were no shares of Series B Preferred Stock outstanding.

Voting Rights

Under the terms of the Certificate of Incorporation, each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote and present in person or by proxy at any annual meeting of stockholders are able to elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available assets or funds.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate in the future.

Board of Directors

The By-laws provide for a Board of Directors of not less than one member, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The By-laws provide that directors will be elected to hold office for a term expiring at the next annual meeting of stockholders or until a successor is duly elected and qualified or until his or her earlier resignation or removal. In uncontested director elections each director is elected by the vote of the majority of the votes of the shares of our common stock cast; provided, however, that in a contested election, the directors shall be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. An incumbent nominee not receiving a majority of the votes cast in an uncontested election shall promptly tender his or her offer of resignation to the Board of Directors for its consideration if such director has not previously submitted a conditional offer of resignation. A recommendation on whether or not to accept such resignation offer shall be made by a committee of independent directors that has been delegated the responsibility of recommending nominees for director for appointment or election to the Board of Directors, or (1) if each member of such committee did not receive the required majority vote or (2) if no such committee has been appointed, a majority of the Board of Directors shall appoint a special committee of independent directors for such purpose of making a recommendation to the Board of Directors. If no independent directors received the required majority vote, the Board of Directors shall act on the resignation offers.

Amendment to By-laws

The Certificate of Incorporation and By-laws provide that the Board of Directors is expressly authorized to alter, amend or repeal the By-laws by the affirmative vote of a majority of the total number of directors then in office. Any amendment, alteration, change, addition or repeal of the By-laws by our stockholders shall require the affirmative vote of the holders of at least a majority of our outstanding shares, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.

Amendment to Certificate of Incorporation

The Certificate of Incorporation provides that the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote thereon, voting together in a single class, is required to amend or repeal any provision of, or to adopt a By-law inconsistent with, the Certificate of Incorporation.

Special Meetings of Stockholders

The By-laws provide that special meetings of our stockholders may be called by the Chairman of the Board of Directors, the Chief Executive Officer or the President. In addition, the By-laws also provide that the Secretary shall call a special meeting of stockholders upon the written request of one or more stockholders who Net Long Beneficially Own (as such term is defined in the By-laws), in the aggregate, not less than twenty percent (20%) of our outstanding shares of common stock, subject to specified conditions and procedural, notice and information requirements in connection with the advance notice of stockholder business and director nominations, with which requesting stockholders must comply.

Action on Written Consent

Pursuant to the Certificate of Incorporation and the By-laws, any action required by law or the By-laws to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to us as required by law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not so consented in writing.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our By-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely advance notice, and specify requirements as to the form and content of a stockholder’s notice, which may preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.

Proxy Access

Our By-laws provide that, in certain circumstances, a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least three percent (3%) of the outstanding shares of common stock, may include director candidates that they have nominated in our annual meeting proxy materials, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our By-laws. The number of stockholder-recommended director nominees appearing in any of our annual meeting proxy materials cannot exceed the greater of (i) twenty percent (20%) of the total number of members of the Board of Directors on the last day on which a nomination notice may be submitted pursuant to Section 1.2 of the By-laws (rounded down to the nearest whole number) and (ii) two nominees. The nominating stockholder or group of stockholders is also required to timely deliver certain information and undertakings, and each nominee is required to meet certain qualifications, as described in more detail in our By-laws.

Authorized but Unissued Capital Stock

Our Certificate of Incorporation authorizes our Board of Directors, without further action by the stockholders and subject to any limitations imposed by the listing standards of The Nasdaq Global Select Market, to issue up to 40,000 shares of preferred stock, par value $1.00 per share (of which 20,000 shares have been designated Series B Preferred Stock), in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series, to fix the rights, powers and preferences of the shares of each such class or series and any qualifications, limitations, or restrictions thereon. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by the stockholders.

No shares of preferred stock are outstanding, and as of the date of this prospectus we have no present plans to issue any shares of preferred stock.

Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. Such an issuance may protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitation on Directors’ Liability and Indemnification

Section 145(a) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that were actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer (as that term is defined in Section 145(c) of the DGCL) of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b) of the DGCL, as described in the preceding paragraphs, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of a corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders of monetary damages for breach of fiduciary duty as a director or officer, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for director liability in the event of unlawful payment of dividends or unlawful stock purchases or redemptions), (iv) for any transaction from which a director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation.

Our Certificate of Incorporation includes a provision providing that no director or officer of ours shall be personally liable to us for monetary damages for breach of his fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time.

Our By-laws include a provision providing that we shall indemnify, in the manner and to the fullest extent permitted by applicable law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in our right, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of ours, or is or was serving at our request as a director, officer, trustee, fiduciary, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The By-laws also provide that to the extent and in the manner provided by applicable law, any such expenses may be paid by us in advance of the final disposition of such action, suit or proceeding. The indemnification and expense advancement provisions in our By-laws are not exclusive and do not limit our right to indemnify or make advances to any other person for any expenses (including attorneys’ fees), judgments, fines or other amounts to the fullest extent permitted by applicable law.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.

We believe that our Certificate of Incorporation, By-laws and insurance policies are necessary to attract and retain qualified persons to serve as our directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and By-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Delaware Anti-Takeover Statute

Certain Delaware law provisions may make it more difficult for someone to acquire us through a tender offer, proxy contest or otherwise.

Section 203 of the DGCL provides that, subject to certain stated exceptions, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it sought to be determined whether such person was an interested stockholder, and the affiliates and associates of such person. A corporation shall not engage in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock which is not owned by the interested stockholder.

The effect of these provisions may make a change in control of our business more difficult by delaying, deferring or preventing a tender offer or other takeover attempt that a stockholder might consider in its best interest. This includes attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of the board of directors.

Exclusive Forum

Under our By-laws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware) shall be, to the fullest extent permitted by law, the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees to the Registrant or our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any action asserting a claim against us or any of our current or former directors, officers, or other employees arising pursuant to any provision of the DGCL, our Certificate of Incorporation, or our By-laws; (iv) any action asserting a claim related to or involving us that is governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

In addition, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act against any person in connection with any offering of our securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.

Transfer Agent

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TSCO.”

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any preferred stock or warrants that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale or through any other methods described in a prospectus supplement. The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the Nasdaq Global Select Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters, or dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions, or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan of distribution, including any underwriters, dealers, agents, or direct purchasers and their compensation in a prospectus supplement.

The applicable prospectus supplement will set forth whether or not an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids.

We may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, or agents may be required to make as a result of those certain civil liabilities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer from any offering pursuant to this prospectus and any applicable prospectus supplement will not exceed the limitations imposed by FINRA.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters will be passed upon for any underwriters, dealers, or agents by the law firm identified as counsel to the underwriters in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Tractor Supply Company appearing in Tractor Supply Company’s Annual Report (Form 10-K) for the fiscal year ended December 27, 2025, and the effectiveness of Tractor Supply Company’s internal control over financial reporting as of December 27, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

$500,000,000

Tractor Supply Company

5.200% Notes due 2032

Prospectus Supplement

Joint Book-Running Managers

Wells Fargo Securities

BofA Securities

Fifth Third Securities

Regions Securities LLC

Truist Securities

US Bancorp

Co-Managers

KeyBanc Capital Markets

PNC Capital Markets LLC

Pinnacle

August 19, 2026